EXHIBIT 23.1

MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form S-1/A of EVCarCo, Inc. (A Development Stage Company) of our report dated March 30, 2009 (except as to Note 8 to the financial statements the date is April 29, 2009) on our audit of the financial statements of EVCarCo, Inc. as of December 31, 2008, and the related statements of operations, stockholders’ equity and cash flows for the period from inception on October 14, 2008 through December 31, 2008.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
April 30 , 2009

6490 West Desert Inn Road, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501